       1                                                 Exhibit 10(h)
                           EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT is entered into as of the 24th day of September, 1994 by and between McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and Harry C. Stonecipher ("Executive").

                                 RECITALS

     A. The Company desires to employ Executive as President and Chief Executive Officer and for Executive to serve as a member of its Board of Directors.

     B. In return for the compensation, bonuses and other consideration provided for herein, Executive has agreed to become President and Chief Executive Officer and a member of the Board of Directors of the Company pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants hereinafter, the parties hereto agree as follows (the "Agreement"):

     1. Employment. At all times during the Employment Period (as hereinafter defined), Company shall employ Executive in the capacity of President and Chief Executive Officer. In such capacity, Executive shall devote his full time and professional efforts to such position, shall be assigned and undertake only such duties and tasks as are appropriate for a person in the position of President and Chief Executive Officer, and shall exercise such authority over all of Company's operations and employees as is customarily exercised by a President and Chief Executive Officer, subject to the overall supervision of the Board of Directors of the Company (the "Board").

     2. Employment Period. The term of the Executive's employment under this Agreement shall commence on September 24, 1994 (the "Commencement Date") and shall expire, subject to earlier termination of employment as hereinafter provided, on September 23, 1997 (the "Employment Period"); provided, however, that on September 23, 1996 and each anniversary of such date, the Employment Period shall automatically be extended for an additional one year period unless prior thereto either party has given written notice to the other that such party does not wish to extend the term of this Agreement. Notwithstanding any other provision of this Section 2, in no event shall the Employment Period extend beyond May 16, 2001.

     3. Compensation. Except as otherwise provided for herein, throughout the Employment Period the Company shall pay or provide Executive with the following, and Executive shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him throughout the Employment Period under this Agreement:

          (a)     Annual Compensation.

               (i) Base Salary: $825,000 per year, to be reviewed annually by the Management Compensation and Succession Committee ("Compensation Committee") of the Company's Board of Directors, but Base Salary may not be reduced by the Compensation Committee to a rate that is less than the highest rate Executive has attained on an annualized basis unless such reduction is part of a general salary reduction applied to members of the Company's senior management as a group.

               (ii) Annual Incentive Compensation: $575,000 target incentive compensation for 1995 pursuant to the terms and conditions of the Company's Performance Sharing Plan or any successor plan (collectively "PSP"); this amount is guaranteed for 1995, payable in 1996 first quarter. Thereafter, the amount determined in accordance with the terms and conditions of PSP as applied for other members of senior management of the Company.

               (iii)     1994 Signing Bonus:  $750,000 to $1,000,000 with
     the actual amount of this one-time signing bonus within these limits to be determined by subtracting from the sum of $1,000,000, all other forms of compensation payable by the Company to Executive in 1994, which are includable for purposes of calculating Applicable Employee Remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

          (b)     Long Term Incentive Compensation.

               (i) Years of Service based Restricted Stock: 60,000 shares of restricted stock with 42,000 shares granted effective as of the Commencement Date and 18,000 shares granted no later than January 31, 1995 with vesting as follows:

                    (a) 14,000 shares of the 42,000 shares on March 31, 1995, and an additional 14,000 shares per year in each of the first quarters of 1996 and 1997.

                    (b) the remaining 18,000 shares no later than the end of the first quarter of 2002.

               (ii) Performance based Restricted Stock: 40,000 shares of performance based restricted stock to be granted in equal installments of 10,000 shares no later than the end of the first quarter of each of the following years: 1995, 1996, 1997 and 1998. Vesting, performance periods and other criteria to be the same as those set for the Chief Executive Officer's award in April 1994, or as set by the Compensation Committee for other members of senior management in accordance with the terms and conditions of the Company's 1994 Performance and Equity Incentive Plan ("PEIP").

               (iii) Stock Options: Options to purchase 150,000 shares of the Company's common stock at the fair market value of the Company's common stock on the Commencement Date, vesting and exercisable as follows: 30,000 shares per year beginning on the second anniversary of the Commencement Date, exercisable over a ten-year period, continuing after Executive's retirement.

          (c) All restricted stock and stock options shall be granted and issued under the terms and conditions of the PEIP (including agreements to be issued pursuant to the terms thereof), and Executive's participation thereunder shall continue as long as such plan remains in effect, with participation on the same basis as other corporate officers in any future incentive compensation or other bonus plan covering the Company's executive employees. Notwithstanding the foregoing, the Long Term Incentive Compensation in Section 3(b) herein is intended to be the total long term incentive compensation of Executive during his employment with Company. Additional long term incentive awards to Executive, if any, will be granted at the sole discretion of the Compensation Committee. Executive shall also participate in the Company's other employee benefit plans, policies, practices and arrangements in which senior Company executives are presently eligible to participate, or plans and arrangements substituted therefor or in addition thereto, including without limitation any defined benefit retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, or other arrangement (PEIP and such other benefit plans collectively hereinafter referred to as the "Benefit Plans").


          (d) Paid vacation of no less than four (4) weeks per year in accordance with the Company's vacation policy as in effect from time to time, and all paid holidays given by the Company to its executive officers.

          (e) All fringe benefits and perquisites including without limitation the payment by the Company of initiation fees and dues for one country club in accordance with the Company's policies presently in effect.

          (f) Moving and relocation expenses incurred by Executive to move his residence to the world headquarters city of Company, including third party relocation service for disposal of Executive's current residence. Any pay-back provision contained in Company's moving and relocation policy shall not apply to Executive unless he is terminated for "Cause" as hereinafter defined. Executive shall receive a lump sum payment in an amount sufficient to reimburse him for income taxes payable by him as a result of such moving and relocation expenses and the payment received under this paragraph.

          (g) The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of this Agreement and the Benefit Plans and other applicable programs, practices and arrangements then in effect, to the extent that such plans, programs, practices and arrangements do not conflict with the terms of this Agreement.

          (h) If all or any portion of the payments and benefits provided to Executive under this Agreement constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (or its successor) shall make a single lump sum payment to Executive in an amount equal to the amount necessary to place Executive in the same after-tax position as he would have been in (taking into account any taxes which would be payable on such amount including, but not limited to, income taxes) had no such tax been imposed on such payments and benefits. The determination of the amount payable to Executive hereunder shall initially be made, at the Company's expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of any change of control of the Company which will result in the imposition of such tax. If, after such lump sum payment has been made to Executive, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction or otherwise) that the amount of tax payable by Executive pursuant to Section 4999 of the Code is greater than the amount of such tax as calculated by the Company's independent accounting firm and reflected in the lump sum payment made to Executive as aforesaid, then the Company (or its successor) shall pay Executive an amount equal to the sum of (i) the difference between the amount of such tax as initially determined by such independent accounting firm hereunder and the amount of such tax which is determined to be payable by Executive, (ii) any interest, fines and penalties imposed on Executive by any taxing authority due to any underpayment of such taxes by Executive, plus (iii) the amount necessary to reimburse Executive for any income, excise or other taxes which are payable by Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided for by this clause (iii).

     4. Expenses. During the Employment Period, the Company shall promptly pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the performance of duties hereunder in accordance with the Company's policies and procedures then in effect.

     5.     Conditions of Employment.  Throughout the Employment Period,
(a) the Company shall not require or assign duties to Executive which would require him to have the location of his principal business office or his principal place of residence other than at the world headquarters of the Company, (b) the Company shall not require or assign duties to Executive which would require him to spend more than ninety (90) normal working days away from his office during any consecutive twelve-month period, (c) the Company shall provide an office to Executive, the location and furnishings of which shall be equivalent to the offices provided to other members of the Office of the Chairman of the Company on the date of this Agreement; and (d) the Company shall provide secretarial services and other administrative services to Executive which shall be equivalent to the secretarial services and other administrative services provided to other members of the Office of the Chairman of the Company on the date of this Agreement.

     6. Termination. In addition to the termination rights in Section 2 of this Agreement, this Agreement shall terminate upon the following circumstances:

          (a)     At any time at the election of Company for Cause.
     "Cause" for this purpose shall mean (i) Executive committing a material breach of this Agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Company; (ii) Executive willfully or continuously refusing to perform the material duties reasonably assigned to him by the Board which are consistent with the provisions of this Agreement; or (iii) the inability of Executive to obtain and maintain appropriate United States security clearances.

          (b) At any time at the election of Executive for Good Reason. "Good Reason" for this purpose shall mean (i) a material breach of this Agreement by the Company; (ii) the failure of the Executive to continue to serve as a member of the Company's Board of Directors, or removal from his position as President and Chief Executive Officer, other than for Cause; (iii) the assignment to Executive of duties which are reasonably deemed by Executive not to be appropriate for someone in the position of President and Chief Executive Officer; (iv) the Executive's responsibilities hereunder are reasonably deemed by Executive to be substantially diminished, or any other person shall be appointed by the Board or the shareholders of Company to a position equal to or superior to the Executive's position; or (v) the Company providing written notice to the Executive pursuant to Section 2 hereof that it does not wish to extend the term of this Agreement.

          (c) Executive's death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period ("Disability").

          (d) In the event the Company or Executive intend to terminate this Agreement for Cause or Good Reason, respectively, such termination may only be accomplished upon compliance with the following procedures:

               (i) The party seeking to terminate the Agreement (the "Notifying Party") shall provide the other (the "Defaulting Party") with written notice of its or his belief that Cause or Good Reason, as the case may be, exists. The parties shall for a period of 30 days from the date of such notice attempt to resolve to their mutual satisfaction whether or not Cause or Good Reason exists, and, if so, the rights and obligations of the parties.

               (ii) In the event the parties are unable to reach a mutually acceptable resolution during such 30-day period, the Notifying Party shall afford the Defaulting Party an additional thirty
     (30) days or such longer period as the Notifying Party may determine to cure the alleged breach.

               (iii) In the event the Defaulting Party does not cure the breach during such 30-day period, the Notifying Party shall be required to institute an arbitration proceeding to determine whether Cause or Good Reason, as the case may be, existed and has not been cured. The arbitration will be conducted in the world headquarters city of the Company and shall be conducted in accordance with the then governing rules of the American Arbitration Association.

               (iv) This Agreement shall be terminated as of the date when the Notifying Party institutes an arbitration proceeding in accordance with subsection (iii) preceding; provided, however, that in the event Good Reason exists as a result of the application of Section 6(b)(v), no further employment services will be required or expected of Executive and Executive and Company will coordinate the timing and press releases of his departure. The sole decision of the arbitrator in such proceeding shall be to determine whether Cause (if initiated by Company) or Good Reason (if initiated by Executive) exists. Thereafter, the obligations of the parties to each other shall be determined by applying the decision of the arbitrator(s) in accordance with Exhibit A hereto. In the event the Company does not prevail in any such proceeding initiated by it for Cause, Executive's termination shall be deemed to have occurred for Good Reason. In the event Executive does not prevail in any such proceeding initiated by him for Good Reason, Executive shall be considered as having voluntarily terminated employment other than for Good Reason, and his rights under this Agreement shall be determined as if he had been terminated by Company for Cause.

          (e)     Upon expiration or termination of this Agreement under
     Section 2 or Section 6 herein, Executive shall be entitled to receive compensation and other benefits provided for herein in accordance with Exhibit A hereto. The parties agree that, in the event of termination by Executive for Good Reason under Section 6, such payments and benefits shall be deemed to constitute liquidated damages for the breach of this Agreement by Company.

          (f) In the event it is determined by the arbitrator that Executive has terminated this Agreement for Good Reason, Executive shall be entitled to receive within 30 days of such determination the net present value of annual Base Salary and targeted Annual Incentive Compensation for the remainder of the Employment Period, with targeted Annual Incentive Compensation being determined for this purpose based upon the targeted Annual Incentive Compensation for the year of termination and with net present value calculated by using an interest rate discount factor of 6.5%. Notwithstanding the foregoing, in the event the acceleration of any amount payable in accordance with the preceding sentence would result in such amount not being deductible by the Company under Section 162(m) of the Code, as currently in effect or as may be hereafter amended, or under any regulations promulgated thereunder, the non-deductible amount shall be deferred and be paid to Executive as early as possible in the next year in which the deductibility of his compensation is not subject to or would not exceed the limitations of Section 162(m).

     7. Covenant Not to Compete. Without the consent of the Company, Executive shall not directly or indirectly at any time during the Employment Period (without regard to (i) an earlier termination for Cause or Good Reason as provided for in Section 6 herein, and (ii) any future extensions under Section 2 herein; but subject to such longer period as provided for in Section 9) undertake employment as an owner, director, partner, officer, employee, affiliate or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product line of the Company; provided, however, that Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest so long as such holding does not exceed 10% of the liquid net worth of Executive. For purposes hereof, the term "material product or product line of the Company" shall mean any product or product line of the Company, the gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such employment were at least $50 million.

     8. Disclosure of Confidential Information. Without the express written consent of the Company, Executive shall not at any time (either during or after the termination of this Agreement for any reason) disclose to any other business entity proprietary or confidential information concerning the Company or the Company's trade secrets of which Executive has gained knowledge during his employment with the Company.

     9. Effect of Breach of Sections 7 or 8. So long as any restricted stock grant or stock option provided for in Section 3(b) herein shall not be vested or shall not have been exercised, the vesting of such shares and the exercise of such stock options shall each be subject to Executive's full compliance with the terms and conditions of Section 7 (which shall continue to apply for this purpose) and Section 8 herein; provided, however, that any such breach will not have any effect on restricted stock grants vested or stock options exercised prior to the date of such breach. Executive further agrees that a breach of Sections 7 or 8 cannot adequately be compensated by money damages and, therefore, Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of either such provision, and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

     10. Legal Expenses. The Company shall pay to Executive all out-of-pocket expenses, including reasonable attorneys' fees, incurred by Executive in connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the Company or by another party; provided, however, the Company shall not be obligated to pay to Executive out-of-pocket expense, including attorneys' fees, incurred by Executive in any claim or legal action or proceeding involving Sections 6, 7, 8 or 9 of this Agreement if Company prevails in such litigation or arbitration. Company agrees to reimburse Executive for reasonable attorneys' fees and out-of-pocket expenses in an amount not to exceed $15,000, which are incurred by him in the negotiation and preparation of this Agreement.

     11. Retirement Plans. Notwithstanding anything stated herein to the contrary, the benefits and obligations payable to Executive under the Employee Retirement Income Plan of McDonnell Douglas Corporation - Salaried Plan ("Pension Plan"), the Supplemental Employee Retirement Income Plan of McDonnell Douglas Corporation ("Supplemental Pension Plan"), and any other retirement plan provided by the Company shall not be reduced, offset or otherwise limited by the Executive's coverage or benefit entitlement pursuant to any retirement plan provided by any former employer of the Executive, except as provided in this Section 11. For the purposes of calculating the Executive's benefits under the Company's retirement plans, Executive will receive credit for twice as many years of service as he actually works for the Company with the excess benefit above what the Pension Plan provides to be paid through the Supplemental Pension Plan. In addition, Company agrees to provide a supplemental pension payment in an amount equal to the difference between (i) what Executive would have received from his current employer had he stayed with such other company through the end of the Employment Period, or the earlier termination date of this Agreement if it is terminated by the Company for Cause or as a result of Executive's death or disability (the "Calculation Period"), and
(ii) the pension payments he is actually entitled to receive from such other company and the Company (determined without regard to this sentence). The Calculation Period shall be increased by one year in the event this Agreement expires on a scheduled expiration date, or if terminated by Executive for Good Reason. In determining the amount of this supplemental pension payment, in addition to amounts payable to Executive under the Company's Pension Plan and Supplemental Pension Plan, the actuarial equivalent of the value of the Company's matching contributions for Executive's benefit under its Savings Plan and Supplemental Savings Plan shall be included. For this purpose, the actuarial assumptions set forth in the Pension Plan shall be used. In determining amounts which would have been payable to Executive by his current employer, it will be assumed that Executive's final average earnings under Executive's current employer's retirement plans (as reflected in Executive's "Personal Statement of Benefits" from his current employer dated April 14, 1994) increases at an annual rate of 4% from January 1, 1995 to the end of the Calculation Period. Such additional pension amounts payable to Executive shall be made under the Supplemental Pension Plan.

     12. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

     13. Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

     to Company:   McDonnell Douglas Corporation
                   Post Office Box 516, Mail Code 100-1240
                   St. Louis, Missouri  63166-0516

                   Attention:  F. Mark Kuhlmann
                               Senior Vice President-Administration and
                                      General Counsel
                   Facsimile number:  (314) 777-1007

                   or such other person or address as designated in writing to Executive to Executive at his last known residence address or to such other addresses as designated by him in writing to Company.

     14. Successors. This Agreement may not be assigned by the Company (other than by merger or operation of law) without the express written consent of Executive, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company or the principal business of Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

     15. Waiver, Modification and Interpretation. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri; provided, however, that the corporate law of the state of incorporation of the Company shall govern issues related to the issuance of shares of the Company's common stock. Any action brought to enforce or interpret this Agreement (other than an action arising under Section 6 herein, for which the arbitration procedures provided for therein shall govern) shall be maintained in the State courts of Missouri or the U.S. Federal District Court for the Eastern District of Missouri located in St. Louis, Missouri. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     16. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     17. Entire Agreement. This Agreement (together with the Exhibit hereto) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between Company and Executive and may not be changed except by a writing duly executed and delivered by Company and Executive in the same manner as this Agreement.

     18. Counterparts. Company and Executive may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.



                                 McDONNELL DOUGLAS CORPORATION

                                 /s/ John F. McDonnell
                            By:  ------------------------------------
                                 John F. McDonnell
                                 Chairman of the Board



                                 Executive:

                                /s/ Harry C. Stonecipher
                           By:  ------------------------------------
                                Harry C. Stonecipher

                                 EXHIBIT A

                      EFFECT OF CONTRACT TERMINATION
                      ------------------------------

                          Reason for Termination
                          -----------------------

Type of Compensation/
Benefit                        Base Salary
---------------------------------------------------------------------------

Normal Expiration Date of     Payable through Employment Period, as defined
Agreement or Renewal Period   in contract (i.e., through end of first 3
                              years or renewal period).

By Executive for              Receives Base Salary for remainder of Employ-
"Good Reason"                 ment Period, payable in accordance with
                              Section 6(f) of the Agreement.

By Employer for "Cause"       Payable through date of early termination.

Death or Disability (as       Payable through end of month in which death
defined in Agreement)         or disability occurs.


Type of Compensation/
Benefit                        Annual Incentive Compensation
---------------------------------------------------------------------------

Normal Expiration Date of     Payable through Employment Period; amount
Agreement or Renewal Period   determined by Compensation Committee based
                              on Company's and Executive's performance.

By Executive for              Receives targeted incentive compensation for
"Good Reason"                 remainder of Employment Period (based on
                              targeted incentive compensation for year of
                              termination), payable in accordance with
                              Section 6(f) of the Agreement.

By Employer for "Cause"       Amount determined by Compensation Committee
                              in its sole discretion; would likely be zero.

Death or Disability (as       Amount earned (determined by the Compensation
defined in Agreement)         Committee based on Company's and Executive's
                              performance for the year in which death or
                              disability occurs) will be prorated.










Type of Compensation/
Benefit                        Restricted Stock:  Years of Service Shares
---------------------------------------------------------------------------

Normal Expiration Date of     Full number of shares without reduction;
Agreement or Renewal Period   however, shares vesting in 2002 still subject
                              to non-compete, non-disclosure provisions
                              until vesting date.

By Executive for              Full number of shares without reduction.
"Good Reason"                 Shares whose scheduled vesting date has not
                              occurred will remain subject to non-compete,
                              non-disclosure provisions until scheduled
                              vesting date(s).

By Employer for "Cause"       Shares not vested as of date of early
                              termination would be forfeited.

Death or Disability (as       Compensation Committee would determine
defined in Agreement)         reduction, if any, to the number of
                              restricted shares; but the number will not
                              be less than a pro rata amount.


Type of Compensation/
Benefit                        Restricted Stock:  Performance Shares
---------------------------------------------------------------------------

Normal Expiration Date of     Pro rata adjustment for each grant to be
Agreement or Renewal Period   based on a fraction determined by adding
or By Executive for           one year to the number of years Executive
"Good Reason"                 employed (or would have been employed had
                              he been employed for remainder of Employment
                              Period) during the 6-year performance period
                              of such grant and dividing this sum by 6;
                              the number of shares vested or forfeited
                              for each grant would then be determined in
                              accordance with the performance factors and
                              other terms and conditions of the plan/
                              grants; receipt of shares remains subject to
                              non-compete, non-disclosure provisions until
                              shares are vested.

By Employer for "Cause"       Shares not vested as of date of early
                              termination would be forfeited.

Death or Disability (as       Compensation Committee would determine
defined in Agreement)         reduction, if any, to the number of
                              restricted shares; but the number will
                              not be less than a pro rata amount.
                              Shares will then vest or be forfeited
                              in accordance with terms and conditions
                              of plan/grants.




Type of Compensation/
Benefit                        Stock Options
--------------------------------------------------------------------------

Normal Expiration Date of     Options not vested within one year after end
Agreement or Renewal Period   of Employment Period lapse/are cancelled;
                              options vested as of such date must be
                              exercised within three years, unless employ-
                              ment continued to May 16, 2001, in which
                              event vested options exercisable for
                              balance of 10-year term; vested but
                              unexercised options remain subject to non-
                              compete and non-disclosure provisions prior
                              to exercise date.

By Executive for              Options not vested within one year after end
"Good Reason"                 of Employment Period lapse/are cancelled;
                              options scheduled to vest on or prior to that
                              time will vest as scheduled and must be
                              exercised within three years from that date;
                              vested but unexercised options remain subject
                              to non-compete and non-disclosure provisions
                              prior to exercise date.

By Employer for "Cause"       Unexercised options as of termination date
                              lapse (whether or not vested).

Death or Disability (as       Vested but unexercised options as of date of
defined in Agreement)         death/disability remain exercisable for
                              three years from date of death or disability;
                              options not vested are cancelled.


Type of Compensation/         Other Employee Benefits
Benefit                       (including Health Insurance)
---------------------------------------------------------------------------

Normal Expiration Date of     Continue through end of Employment Period,
Agreement or Renewal Period   subject to legal and contractual rights in
                              plans to convert or extend coverages.

By Executive for              Continue through end of Employment Period,
"Good Reason"                 subject to legal and contractual rights in
                              plans to convert or extend coverages.

By Employer for "Cause"       Continue through date of early termination,
                              subject to legal and contractual rights in
                              plans to convert or extend coverages.

Death or Disability (as       Continue through end of month in which death
defined in Agreement)         or disability occurs, subject to legal and
                              contractual rights to convert or extend
                              coverages.
